CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2016 relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of Schwab Monthly Income Fund - Moderate Payout, Schwab Monthly Income Fund - Enhanced Payout and Schwab Monthly Income Fund - Maximum Payout (the “Funds”) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Disclosure” in such Registration Statement.

San Francisco, California
April 8, 2016